Exhibit 99.1
CONSENT OF MORNINGSTAR, INC.
Per the terms of the “Agreement” dated September 28, 2010 between Corporate Property Associates 17 — Global Incorporated (the “Company”) and Morningstar, Inc. (“Morningstar”), Morningstar hereby consents to the reference to Morningstar in this Registration Statement on Form S-11 for the Company, and any amendments or supplements thereto, and in the Company’s sales literature as identified in the “Agreement”, and the Company’s use and display of our statistical data, as identified in the aforementioned “Agreement”. We reserve all rights in our name, data and software.

Signature:	/s/ Abby Magen

Abby Magen Product Manager, Financial Communications Morningstar, Inc.
Chicago, IL
October 27, 2010